NEWS RELEASE

                     AYDIN CORPORATION AGREES TO BE ACQUIRED
                        BY L-3 COMMUNICATIONS CORPORATION

  Sale at 39% Premium to Current Market Will Cap Efforts to Enhance Shareholder
             Value Undertaken in 3Q 1998 by The Full Value Committee

NEWTOWN, PENNSYLVANIA, March 1, 1999: Aydin Corporation (NYSE:AYD) announced today that it has entered into a definitive merger agreement with L-3 Communications Corporation (NYSE:LLL) providing for the acquisition by L-3 of all of the outstanding common shares of Aydin Corporation at $13.50 per share in cash. The transaction was unanimously approved by Aydin's Board of Directors.

The sale of Aydin, at a price which represents a 39% premium to the Company's closing market price on February 26, will culminate efforts undertaken last Fall by The Full Value Committee, a group of Aydin Stockholders led by Warren Lichtenstein, the Company's current Chairman. As previously announced in August 1998, the Company engaged PricewaterhouseCoopers Securities, LLC to assist the Company in evaluating potential strategic alternatives to enhance shareholder value.

The merger agreement with L-3 Communications provides for a wholly owned subsidiary of L-3 to promptly commence a cash tender offer to acquire all of Aydin's outstanding shares at $13.50 per share. The tender offer is conditioned on, among other things, the valid tender of such number of shares which would represent at least a majority of Aydin's outstanding shares on a fully diluted basis and receipt of regulatory approvals. The tender offer is not subject to financing and is expected to commence by Friday. Following completion of the tender offer, L-3 will be entitled to designate a majority of the Board of Directors of Aydin. The parties will complete a second-step cash merger at $13.50 per share as promptly as practicable following completion of the tender offer. The transaction has a total value of approximately $72.3 million, including the cash-out of outstanding stock options and warrants.

Commenting on the execution of the merger agreement, Warren Lichtenstein, Chairman of Aydin, stated: "Aydin Corporation has engaged in an extensive process, with the assistance of PricewaterhouseCoopers Securities LLC, the Company's financial advisor, in soliciting and evaluating third party interest in a sale of the Company. We are convinced that the current $13.50 per share offer by L-3 Communications is in the best interests of our shareholders."

Steel Partners II, LP, a limited partnership controlled by Mr. Lichtenstein, and Sandera Partners, L.P., and Newcastle Partners, L.P.(which entities are associated with other directors of Aydin Corporation), and certain of their respective affiliates and associates, which beneficially own an


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aggregate of approximately 12% of the outstanding  Aydin shares,  have agreed to tender such shares provided that the acquisition agreement has not been terminated. As of March 1, 1999, Aydin had approximately 5.2 million shares outstanding.

A detailed discussion of the rationale for the Aydin Corporation Board of Directors' recommendation will be contained in a Solicitation/Recommendation Statement on Schedule 14D-9, which is expected to be filed with the Securities and Exchange Commission early next week and will be mailed to shareholders shortly thereafter.

Aydin Corp. is a world-class provider of products and systems for the acquisition and distribution of information over electronic communications media. The Company designs, engineers, manufactures, markets, distributes and installs technologically advanced communications products and systems, from basic components to turnkey systems for military, space, government and commercial organizations around the world.

                                      * * *

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties which may affect AYDIN's business and prospects and cause actual results to differ materially from these forward-looking statements, including failure of L-3 Communications Corporation to consummate the tender offer described in this press release, loss of current customers, reductions in orders from current customers, or delays in ordering by current customers, failure to obtain anticipated contracts or orders from new customers, or expected volume from such customers, higher material or labor costs, unfavorable results in litigation against AYDIN, the availability of adequate sources of working capital and cash flow, and economic, competitive, technological, governmental, and other factors discussed in AYDIN's filings with the Securities and Exchange Commission.
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Contact:
Aydin Corporation, Newtown, PA
James R. Henderson
President and Chief Operating Officer
(215) 497-8288
E-mail:  jhenderson@aydin.com

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